Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: (714) 540-1235 Fax: (714) 755-8290 www.lw.com

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Washington, D.C.

December 20, 2004

Harrah’s Entertainment, Inc.
One Harrah’s Court
Las Vegas, Nevada 89119

Re:	Harrah’s Entertainment, Inc.

Ladies and Gentlemen:

     We have acted as special counsel to Harrah’s Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”), pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 20, 2004 (File No. 333-119836), as amended by Amendment No. 1 filed on December 17, 2004 (collectively, the “Registration Statement”), and that certain Agreement and Plan of Merger dated as of July 14, 2004 (the “Merger Agreement”) by and among the Company, Harrah’s Operating Company, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“HOCI”), and Caesars Entertainment, Inc., a Delaware corporation (“Caesars”). The Merger Agreement provides that, upon completion of the merger of Caesars with and into HOCI (the “Merger”), each outstanding share of Caesars common stock will be converted, at the stockholder’s election, into the right to receive either 0.3247 of a share of Common Stock or $17.75 in cash, subject to proration due to the aggregate amount of cash to be paid and the number of shares of Common stock to be issued by the Company in the Merger. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that prior to the issuance of any of the Shares (a) the Registration Statement will have become effective under the Act, (b) the stockholders of Caesars will have approved the Merger Agreement, (c) the stockholders of the Company will have approved the issuance of the Shares, and (d) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement, (ii) assumed that the proceedings proposed to be taken by the Company in connection with the issuance and delivery of the Shares will be taken in a timely manner and (iii) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

December 20, 2004

     We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP